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                                                                    EXHIBIT 99.1





CNA Plaza  Chicago  IL  60685-0001


[Date]

Private and Confidential

To:  [[Current_First_Name]][[Current_Last_Name]]


Re:   Grant of Stock Option Award


The Incentive Compensation Committee (the "Committee") of the Board of Directors of CNA Financial Corporation ("Company"), which administers the CNA Financial Corporation 2000 Incentive Compensation Plan (the "Plan"), has determined that you are eligible for an option (the "Option") to purchase shares of stock of the Company (the "Covered Shares") for $_____ per share (the "Exercise Price"). This Option was granted under the Plan on [Date].

As described more fully in the attached Award Terms, the Option will become exercisable in four equal annual installments on [Date] of [year], [year], [year] and [year] so long as you are employed by Continental Casualty Company or an affiliate on each such date. For example, one quarter of the Option granted will be exercisable on [Date] if you are an employee on that date. In most instances, after the Option becomes exercisable generally you may exercise it any time prior to the expiration date shown above provided that you are employed by Continental Casualty Company or an affiliate at the time of exercise. After exercising the option, you can decide whether to hold or sell the Covered Shares you have obtained, subject to CNA's Securities Compliance Policy and applicable insider trading restrictions.

Under the present tax laws, as a result of exercising the Option you will potentially recognize taxable income at the time of exercise. When and if you sell the Covered Shares acquired through the Option exercise, any additional gain may be subject to further tax at capital gain rates. The Company recommends that you consult with your individual tax advisor to determine the applicability of the tax rules to the awards granted to you in your personal circumstances.

This Award Letter provides a summary of your Option, and the Award is subject to the Award Terms enclosed with this Award Letter. (In the attached Award Terms, you are referred to as the "Participant.") This Award Letter shall be subject to the Award Terms, and the Award Terms shall be subject to the provisions of the Plan. If discrepancies arise between this Award Letter and the Award Terms, the Award Terms will govern, and if discrepancies arise between the Award Terms and the Plan document, the terms of the Plan document will govern.



Sincerely,